Execution Version
FORBEARANCE AGREEMENT
JPMORGAN CHASE BANK, N.A. (“Lender”), SIFCO INDUSTRIES, INC., an Ohio corporation, T&W FORGE LLC, an Ohio limited liability company and QUALITY ALUMINUM FORGE, LLC, an Ohio limited liability company (collectively, the “Borrowers” and each, individually, a “Borrower”), enter into this Forbearance Agreement (this “Agreement”) on April 28, 2023.
BACKGROUND
A.Lender, Borrowers and the other loan parties party thereto are parties to a Credit Agreement dated August 8, 2018, as amended (as may be further amended from time to time, the “ABL Credit Agreement”).
B.Lender, Borrowers and the other loan parties party thereto are also parties to an Export Credit Agreement dated December 17, 2018, as amended (as may be further amended from time to time, the “Export Credit Agreement” and collectively with the ABL Credit Agreement, the “Credit Agreements”).
C.Lender made the following loans (collectively the “Loans”) to Borrowers under the Credit Agreements:
1.A $28,000,000 revolving loan (the “Domestic Revolving Loan”).
2.A $7,000,000 revolving loan (the “Export Revolving Loan”).
D.On April 6, 2023, Borrowers owed the following principal amounts (the “Principal Debt”) to Lender under the Loan Documents:
1.$8,008,819.22 under the Domestic Revolving Loan.
2.$5,266,552.95 under the Export Revolving Loan.
Borrowers also owed Lender other Obligations. “Obligations” means the Principal Debt, the Secured Obligations and all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Loan Parties to the Lender or any indemnified party individually or collectively, existing on the Effective Date (as defined in the Credit Agreement) or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under the Credit Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit (as defined in the Credit Agreement) or other instruments at any time evidencing any thereof.
E.To secure the Obligations, Borrower executed and delivered the Collateral Documents to Lender. Borrowers granted Lender a first-priority Lien in, among other things, Borrowers’ present and future accounts, general intangibles, documents, instruments, chattel paper, inventory, equipment, fixtures, deposit accounts, investment property, and all products and proceeds thereof (this collateral and all other collateral described in the Collateral Documents is called the “Collateral”).

F.The Credit Agreement, the Collateral Documents, this Agreement, and all other present and future loan documents delivered in connection with these documents, including all documents delivered in connection with this Agreement, as amended, including as amended by this Agreement, are collectively called the “Loan Documents”. Capitalized terms used but not defined in this Agreement have the same meanings as in the Credit Agreement.
G.Borrowers are in default under the Loan Documents because:
1.Borrowers failed to timely provide the borrowing base certificates as required by Section (f) of the Reporting Schedule of the ABL Credit Agreement;
2.Borrowers failed to timely provide the monthly financial reports required by Section (c) of the Reporting Schedule of the ABL Credit Agreement for the months ending December 2022, January 2023, and February 2023; and
3.Borrowers failed to maintain a Fixed Charge Coverage Ratio not less than 1.1 to 1.0 for the months ending December 2022, January 2023, February 2023 and March 2023.
These defaults are collectively called the “Specified Defaults”.
H.After due inquiry and investigation each Borrower represents that it is not aware of other Events of Default (including a Forbearance Event of Default) or a Default.
I.Borrowers have retained Getzler Henrich & Associates, LLC (“Getzler”) to provide professional financial and accounting assistance and to advise Borrowers with respect to Borrowers’ business and operations.
J.Borrowers have now advised Lender that it will be retaining Hilco Global (“Hilco”) or other debt placement consultant as an investment banker to assist Borrowers with identifying and executing on one or more refinancing transactions to satisfy in full the Obligations owed to Lender (a “Refinancing Transaction”)
K.Borrowers have now advised Lender that it has retained Houlihan Lokey (“Houlihan”) as an investment banker to assist Borrowers with identifying and executing on one or more transactions which would satisfy in full the Obligations owed to Lender (each and collectively, the “Strategic Alternatives”).
L.To allow Borrowers to address the circumstances that led to the Specified Defaults and to identify and consummate the Strategic Alternatives or a Refinancing Transaction, Borrowers requested that Lender forbear during the Forbearance Period from exercising those remedies under the Loan Documents or any other remedy available at law that it is entitled to exercise with respect to the Specified Defaults. “Forbearance Period” means the period from the date that the Conditions Precedent are satisfied until the earlier of (x) August 15, 2023, or (y) the date and time on which a Forbearance Event of Default occurs (the earlier of the occurrence of clause (x) or (y) is called a “Termination Event”).
M.Lender has agreed to do so but only on the terms and conditions set forth in this Agreement.
AGREEMENT
Lender and Borrowers agree that:

1.Acknowledgements.
(a)The Background is accurate and is incorporated into this Agreement.
(b)Each of the Loan Documents to which a Borrower is a party has been duly executed and delivered to Lender by that Borrower and each is in full force and effect on the date of this Agreement.
(c)Each Borrower’s agreements and obligations in the Loan Documents to which it is a party and in this Agreement constitute the legal, valid and binding Obligations of that Borrower, enforceable against it in accordance with their terms.
(d)The Obligations, including each Guarantor’s obligations under the Loan Documents, are unconditionally owing to Lender without setoff, recoupment, defense, or counterclaim, in law or in equity of any kind or nature.
(e)The Obligations are and will continue to be secured by valid, perfected, indefeasible, first-priority Liens in Lender’s favor in, among other things, the Collateral. All collateral described in the Loan Documents, including the Collateral, and all other collateral now or later granted by a Borrower to Lender to secure the Obligations or other obligations is collectively called the “Collateral”.
(f)Lender has fully performed all of its obligations under the Loan Documents and applicable law and Lender has no obligation to make loans or other financial accommodations available to Borrowers. Lender’s actions have been taken in good faith, are reasonable and appropriate under the circumstances, and are within its rights under the Loan Documents and applicable law.
(g)To the extent required by the Loan Documents or applicable law, Borrowers have received timely and proper notice of the Specified Defaults and the opportunity to cure (if any), in accordance with the Loan Documents and applicable law, and waive any right to receive any further notices. All applicable cure periods relating to the Specified Defaults have lapsed.
(h)The Specified Defaults are material Events of Default under the Loan Documents that absolutely and unconditionally entitle Lender at any time without notice to, among other things, enforce its rights and remedies. If Lender took these actions it would be acting reasonably and appropriately, and within its rights under the Loan Documents and applicable law.
(i)This Agreement and the other Loan Documents were entered into in exchange for good and valuable consideration. Each Borrower reaffirms its obligations and duties under the Loan Documents.
2.Reaffirmations. Each Borrower:
(a)Reaffirms, ratifies, and confirms its obligations and duties under the Loan Documents.
(b)Reaffirms, ratifies, and confirms the Liens in the Collateral that it granted to Lender under the Loan Documents and that the Collateral secures all Obligations.

(c)Agrees that it has and will receive direct and substantial economic benefit from all Obligations and all other loans or financial accommodations that Lender may extend to any Borrower.
3.Forbearance. Subject to the terms and conditions set forth in this Agreement, during the Forbearance Period, Lender will forbear from exercising those remedies under the Loan Documents or under applicable law that it would otherwise be entitled to exercise with respect to the Specified Defaults. Lender has no obligation to extend the Forbearance Period or to forbear from enforcing its rights and remedies after the Forbearance Period ends.
4.Engagement of Professionals.
(a)Borrowers must at all times continue to engage Getzler on terms and conditions satisfactory to the Lender through the Forbearance Period or such earlier date agreed to by the Lender in its sole discretion. Getzler is authorized and directed to communicate jointly with Lender and Borrowers on a weekly basis regarding Borrowers’ financial and operational condition and status, financial reports, status of restructuring, and other matters related to Borrowers as Lender may request. Borrowers must at all times cause Getzler to cooperate with Lender by responding to Lender’s requests for information and providing Lender with Getzler’s analysis regarding any of the matters in this Section 4.
(b)the Borrowers have engaged Houlihan (“Investment Banker”) to assist Borrowers with identifying and executing on the Strategic Alternatives. Borrowers must at all times continue to engage the Investment Banker in a manner consistent with Borrowers’ existing engagement letter with Investment Banker through the Forbearance Period or such earlier date agreed to by Lender in its sole discretion. Borrowers agree to authorize and direct the Investment Banker to communicate jointly with Lender and Borrowers on a weekly basis regarding the status of the Strategic Alternatives and other matters related to Borrowers as Lender may reasonably request. Borrowers must at all times cause the Investment Banker to cooperate with Lender by responding to Lender’s reasonably requests for information and providing Lender with the Investment Banker’s analysis regarding any of the matters in this paragraph. The Borrowers are responsible for all fees, costs, and expenses related to their retention of the Investment Banker.
(c)On or before May 31, 2023, the Borrowers must engage Hilco or another debt placement consultant as approved by Lender (each, a “Refinancing Consultant”) on terms and conditions satisfactory to the Lender in its sole discretion to assist Borrowers with identifying and executing on a Refinancing Transaction. Borrowers must at all times continue to engage the Refinancing Consultant on terms and conditions consistent with its final form of engagement letter through the Forbearance Period or such earlier date agreed to by Lender in its sole discretion. Borrowers agree to authorize and direct the Refinancing Consultant to communicate jointly with Lender and Borrowers on a weekly basis regarding the status of a Refinancing Transaction, raising additional capital, and other matters related to Borrowers as Lender may reasonably request. Borrowers must at all times cause the Refinancing Consultant to cooperate with Lender by responding to Lender’s reasonably requests for information and providing Lender with the Refinancing Consultant’s analysis regarding any of the matters in this paragraph. The Borrowers are responsible for all fees, costs, and expenses related to their retention of the Refinancing Consultant.
5.Agreements during the Forbearance Period. During the Forbearance Period and notwithstanding and provisions in the Credit Agreements to the contrary:

(a)The Reserves under the Borrowing Base in the ABL Credit Agreement are reduced to $2,000,000.
(b)The aggregate outstanding principal balance of the Revolving Exposure under the ABL Credit Agreement and Export Revolving Loan may not at any time exceed the lesser of (i) $19,000,000 and (ii) the Borrowing Base.
(c)By Wednesday of each week for the weekly period ending on the Friday of the prior week, Borrowers shall deliver a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as Lender may reasonably request; provided that such Borrowing Base Certificates shall update eligible accounts receivable on a weekly basis but only update inventory and ineligible accounts receivable on a monthly basis; provided further that if Lender determines and advises the Borrower that it is necessary, Borrowers shall provide an update on ineligible accounts receivable on a weekly basis.
(d)By Wednesday of each week, a rolling 13 week cash flow forecast in form acceptable to Lender, which must include a projected to actual results comparison for the week then ended and on a cumulative basis from the beginning of the cash flow forecast (the “Rolling 13 Week Cash Forecasts”). Any requirement to provide a Rolling 13 Week Cash Forecast for a period that extends beyond the end of the Forbearance Period is not a representation, promise, or agreement that the Forbearance Period will or may be extended.
(e)By May 15, 2023, all monthly financial reports required under Section (c) of the Reporting Schedule to the ABL Credit Agreement for the months ending December 2022, February 2023 (inclusive of January 2023) and March 2023 shall be delivered to Lender.
(f)By May 25, 2023, all monthly financial reports required under Section (c) of the Reporting Schedule to the ABL Credit Agreement for the month ending April 30, 2023 shall be delivered to Lender and the failure to deliver such financial reports by the timer period otherwise set forth in Section (c) of the Reporting Schedule to the ABL Credit Agreement shall not constitute an Event of Default or a Forbearance Event of Default.
(g)All monthly and quarterly financing statements of the Borrowers may be subject to normal quarter-end review adjustments.
(h)The Applicable Margin shall be maintained at “Category 1” for the Domestic Revolving Loan per the Terms Schedule to the Domestic Credit Agreement.
(i)The Fixed Charge Coverage Ratio shall not be tested as set forth in the Financial Covenants Schedule to the ABL Credit Agreement.
6.Events of Default. Each of the following is a “Forbearance Event of Default” under this Agreement (as well as an Event of Default and a default under the other Loan Documents):
(a)If a Borrower does not comply with any term in this Agreement, subject to any applicable cure periods, any of the other Loan Documents (other than the Specified Defaults), or any other present or future agreement between a Borrower and Lender.

(b)If any representation or warranty made in this Agreement or any related agreement was false, misleading, or incorrect in any material respect when made or when treated as having been made.
(c)If Borrowers terminate Getzler, the Investment Banker or the Refinancing Consultant without the Lender’s prior written consent.
7.Collateral Proceeds. All of Borrowers’ cash, checks, instruments, wire transfers, and ACH transfers that are Collateral or proceeds of Collateral must be deposited into Borrowers’ accounts at Lender. All other proceeds of Collateral must be immediately delivered to Lender in the form received. No Collateral or proceeds of Collateral may be on deposit with any financial institution, except Lender, or evidenced by a certificate of deposit, cashier’s check, or other instrument issued by any person other than Lender.
8.Fees. Borrowers must pay Lender a $10,000 forbearance fee (the “Forbearance Fee”) as partial consideration for Lender’s agreement to forbear as provided in this Agreement. The Forbearance Fee is fully earned by the Lender when it executes this Agreement and is not refundable in whole or in part. All fees, interest, charges, and costs in this Agreement and the other Loan Documents are cumulative.
9.Cooperation. When the Forbearance Period ends, Borrowers must cooperate with Lender in its efforts to sell or otherwise dispose of all or a portion of the Collateral. Borrowers must make all of their records available to the Lender and any attorneys or financial consultants retained by Lender or its agents. Furthermore, Borrowers must cooperate in good faith with Lender in its efforts to collect on any of the Collateral (including, without limitation, accounts, general intangibles, and causes of action), including, without limitation, at Lender’s request, any one or more of the Borrowers becoming a party to litigation against any third party.
10.Written Documents Control. Certain terms of the Loan Documents may not have been strictly enforced or may have been temporarily waived or modified by oral agreements. All oral agreements and waivers are terminated. The Loan Documents and Borrowers’ and Lender’s duties, obligations, relationship, rights, and responsibilities are governed solely by this Agreement and the other Loan Documents. Borrowers must strictly comply with the Loan Documents.
11.Additional Reporting. In addition to the reports and information required by the Loan Documents and in Section 5 of this Agreement, each Borrower must provide Lender with:
(a)Within 1 day of receipt, notices of default.1
(b)On a weekly basis, all correspondence and related documentation relating to the Strategic Alternatives or Refinancing Transaction.
(c)Any additional reasonable information that Lender requests that is in the possession of Borrowers.
12.Expenses; Fees; Costs. Without limiting Borrowers’ obligations under the Loan Documents, each Borrower must pay all expenses, fees, attorneys’ fees, consultant fees, appraisal fees, and costs that Lender or its agents incur in connection with this Agreement, the other Loan Documents, the Collateral, the Obligations, and the relationship between Lender and Borrowers, whether or not Lender prevails in whole or in part in the action, proceeding, or litigation, and regardless of the nature of the action or litigation, or the theories or bases of recovery or defense.
1 Please provide color as to what this item is supposed to encompass.

13.Cross Collateralization; Cross Default; Certain Remedies.
(a)All Collateral granted to Lender by each Borrower secures (1) the Obligations; (2) that Borrower’s other obligations to Lender; and (3) each other Borrower’s Obligations.
(b)A Forbearance Event of Default under this Agreement is an event of default under each other Loan Document. An Event of Default or a default under a Loan Document (other than a Specified Default) is a Forbearance Event of Default under this Agreement and a default and an Event of Default under all other Loan Documents. If Lender accepts a partial payment on any Obligation (i) that does not waive the default for not making full payment and (ii) that does not waive any of Lender’s rights or remedies with respect to the Obligations, the Collateral, or otherwise.
(c)When a Termination Event occurs, the Forbearance Period ends automatically without further notice or action. When the Forbearance Period ends, Lender may immediately and without condition or notice exercise its rights and remedies, including (1) collecting the Obligations; (2) notifying account debtors to make all payments directly to Lender; (3) foreclosing or otherwise realizing on the Collateral; (4) seeking the appointment of a receiver; and (5) setting off and applying all amounts on deposit and subsequently deposited into any Borrower’s accounts at Lender to the Obligations and returning all checks drawn against any Borrower’s account at Lender. All of Lender’s rights and remedies are cumulative. All of Borrowers’ Obligations to Lender, including the Obligations and those obligations arising under the Loan Documents and this Agreement, continue after the Forbearance Period ends.
(d)No termination of the Forbearance Period or acceleration of any Obligation relieves or discharges any Borrower of its duties, covenants, and obligations under the Loan Documents (including this Agreement).
14.Loan Documents Continue; Reservation of Rights.
(a)Except as expressly and specifically amended by this Agreement, all other terms of the Loan Documents remain in full force and effect and are ratified and confirmed.
(b)This Agreement grants a limited and conditional forbearance during the Forbearance Period. Except for this forbearance, Lender’s rights and remedies are unaffected by this Agreement and the other Loan Documents. Notwithstanding Lender’s forbearance, and without limiting Lender’s other rights, Lender may at any time (including during the Forbearance Period) without notice take one or more of the following actions: (1) prohibit Borrowers from making payments to subordinated creditors due to the Specified Defaults in accordance with the terms of the Subordination Agreements; (2) enforce all subordination agreements, intercreditor agreements, and other third-party agreements; (3) refuse to honor any presentment for payment for which the applicable Borrower does not have sufficient funds in that account to satisfy the presentment; and (4) terminate any Swap Agreement Obligations (and Borrowers must immediately pay to Lender all amounts due in connection with the termination of any Swap Agreement Obligations). Furthermore, Lender is not required to perform any of its duties or obligations under this Agreement unless the Borrowers have first performed all of their duties and obligations under this Agreement.

(c)Nothing in this Agreement (1) waives any Specified Default; (2) consents to a new Event of Default occurring; or (3) prejudices Lender’s rights and remedies under the Loan Documents or applicable law.
15.Credit Inquiries. If customers, buyers, investors, lenders, or other parties ask Lender about the relationship between Lender and Borrowers, Lender may refer these inquiries to a Borrower. If Lender, in its sole discretion, communicates with any third party about the relationship between Lender and Borrowers, Lender has no liability or obligation to Borrowers for doing so, but must do so on a confidential basis.
16.Conditions Precedent. Lender’s obligations under this Agreement are not effective or enforceable until each of the following conditions precedent (the “Conditions Precedent”) have been satisfied to Lender’s satisfaction:
(a)By April 28, 2023, Lender receives a fully executed original of this Agreement.
(b)Borrowers shall have provided such other documents, and satisfied such other conditions, as required by the Lender.
Borrowers’ Obligations under this Agreement are effective and enforceable when Borrowers and Lender sign this Agreement, even if the Conditions Precedent are never satisfied.
17.Certain Waivers. Each Borrower unconditionally, permanently, and irrevocably waives:
(a)All notices that Lender is required to give to Borrowers, including, without limitation, (1) notices in connection with foreclosure of the Mortgages, (2) notices under Uniform Commercial Code Sections 9-610, 9-611, 9-620, 9-621, and 9-624, and notices of default or noncompliance under the Loan Documents.
(b)All rights to redeem all Collateral, including, without limitation, (1) redemption of real property under the Ohio Revised Code Section 2329.33 following foreclosure of the Mortgages and (2) redemption of personal property under Uniform Commercial Code Section 9-623.
(c)All rights to require disposition of any Collateral under Uniform Commercial Code Section 9-620, all rights under any theory of marshaling or ordering of disposition of Collateral, and any requirement that Lender dispose of any of the Collateral within a specified period of time after taking possession of it. Lender is not obligated to sell or otherwise dispose of any of the Collateral in any particular order or by any particular method. Each Borrower further agrees that Lender has the right, power and privilege to repossess the Collateral in accordance with Section 9-609 et seq. of the Uniform Commercial Code, as enacted in any applicable jurisdiction, without the use of any judicial process.
(d)All rights to any judicial or other type of hearing regarding the repossession of any of the Collateral.
(e)Any claim that any Borrower’s obligations under this Agreement or any of the other Loan Documents are released, discharged, affected, modified, or impaired by any event except payment in full of the Obligations.

(f)Any claim that Lender has impaired any subrogation rights of any Borrower against any other Borrower or indorser of the Obligations and any claim against Lender on any theory of liability for consequential, special, indirect, or punitive damages.
18.No Novation. This Agreement does not discharge or cancel any of the Obligations, and it is not a payment or refinancing of any of the Obligations or a new debt of Borrowers. Without limiting the generality of the preceding sentence, Borrowers and Lender hereby expressly intend that this Agreement is not in any way: (1) a refinancing, refunding, payment, or extinguishment of any of the Obligations; (2) to be treated as a novation of (i) the Obligations or (ii) any of the Loan Documents; or (3) to replace, impair, extinguish, or otherwise adversely affect the creation, attachment, perfection, or priority of the security interests in, and other Liens on, the Collateral.
19.Information Sharing and Sales. Lender may sell and or assign its rights in the Obligations and the Loan Documents to any person. In connection therewith, Lender may provide to prospective buyers or assigns, on a confidential basis, all information in its possession regarding its relationship with the Borrowers including, without limitation, any financial information provided by the Borrowers to the Lender, and any other information about a Borrower, the Obligations, the Collateral, or matters related to this Agreement or the other Loan Documents. While such materials may constitute “confidential information”, Lender may nonetheless share and disclose it as provided in this paragraph.
20.Entire Agreement, Etc.
(a)This Agreement is Borrowers’ and Lender’s entire agreement on this subject. There are no written or oral representations or understandings that are not fully expressed in this Agreement. Only written modifications or amendments to this Agreement that are signed by Lender and Borrowers are effective.
(b)This Agreement is governed by Ohio law, without regard to conflicts of law principles. This Agreement is binding on Lender, Borrowers, and their respective successors, assigns, heirs, and personal representatives.
(c)This Agreement may be executed in counterparts with the same effect as if all signatories signed the same document. All counterparts must be construed together as one instrument. Facsimile signatures and electronic signatures sent in PDF format are treated as originals.
(d)References to the Loan Documents means the Loan Documents as amended by this Agreement. If there is an express conflict between the terms of this Agreement and the terms of the other Loan Documents, the terms of this Agreement control.
(e)No Borrower or its agents may record (by audio, video or otherwise) any conversation with any representative of Lender or Lender’s agents.
(f)If Lender does not immediately charge, accrue, or bill interest or fees (including late fees) at any “default” or “past due” rate, Lender nonetheless remains entitled to collect the full amount thereof calculated from the date on which the default or past due status first occurred.
(g)Each Borrower acknowledges that (1) it has fully read this Agreement; (2) it has been given the opportunity to consult with counsel and other advisors; (3) it is entering into this Agreement and the other Loan Documents in its business judgment, knowingly and voluntarily, and without duress, coercion, unlawful restraint, intimidation or compulsion; and (4) it is not relying on Lender’s or its agent’s opinions or advice in entering into the Loan Documents, or in other matters.
(h)Each person executing this Agreement in a representative capacity represents that it has the authority to execute this Agreement and bind the entity it represents.
21.JURY TRIAL WAIVER. LENDER AND BORROWERS ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. IN RECOGNITION OF THE HIGHER COSTS AND DELAY WHICH MAY RESULT FROM A JURY TRIAL, AFTER HAVING AN OPPORTUNITY TO CONSULT WITH COUNSEL, LENDER AND BORROWERS KNOWINGLY, VOLUNTARILY, IRREVOCABLY, AND WITHOUT COERCION, WAIVE ALL RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, ANY OTHER AGREEMENT, ANY DISPUTE, OR OTHERWISE OR (ii) IN ANY WAY CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE DEALINGS OF THE PARTIES, THE OTHER LOAN DOCUMENTS, THE COLLATERAL, OR THE RELATIONSHIPS AMONG THE PARTIES, IN EACH CASE UNDER (i) AND (ii) WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER ARISING UNDER STATUTE OR SOUNDING IN CONTRACT, TORT, OR OTHERWISE. LENDER AND EACH BORROWER FURTHER WAIVES ANY RIGHT TO CONSOLIDATE ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED, AND LENDER AND EACH BORROWER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION MAY ONLY BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
22.Release. As a material inducement to the Lender to enter into this Agreement and to forbear from exercising their rights and remedies in respect of the Specified Defaults during the Forbearance Period, all in accordance with and subject to the terms and conditions of this Agreement, and all of which are to the direct advantage and benefit of each Borrowers, each Borrower on its own behalf and on behalf of its members, shareholders, directors, officers, employees, agents, legal representatives, predecessors, successors and assigns, hereby: (a) expressly waives, releases and relinquishes any and all defenses, affirmative defenses, setoffs, claims, counterclaims and causes of action of any kind or nature whatsoever which the Borrowers have asserted, or might assert, against the Lender, its Affiliates, and all of their past, present, and future officers, directors, employees, agents, attorneys, representatives, consultants, appraisers, affiliates, fiduciaries, participants, heirs, successors and assigns (each a “Released Party” and collectively the “Released Parties”), by reason of any matter, cause or thing, at any time up to and including the date hereof, with respect to the Obligations and/or the Loan Documents, or the indebtedness evidenced and secured thereby, or with respect to any other documents or instruments now or heretofore evidencing, securing or in any way relating to the Obligations, or with respect to the Collateral, including any personal property or real property given by the Borrowers, or any related party, to secure the Obligations, (b) expressly remises, releases, acquits and forever discharges the Released Parties from any and all manner of debts, accountings, bonds, warranties, representations, covenants, promises, contracts, controversies, agreements, liabilities, obligations, expenses, damages, judgments, executions, actions, claims, demands and causes of action of any nature whatsoever, whether at law or in equity, either now accrued or hereafter maturing, which such Borrower now has or hereafter can, shall or may have by reason of any matter, cause or thing, or event occurring or not occurring on or before the date of this Agreement, arising out of or relating to: (i) the Obligations, including but not limited to, the administration or funding thereof; (ii) the Loan Documents, or the indebtedness evidenced and secured thereby; (iii) the exercise or attempted exercise by the Lender of any of their rights and remedies against the Borrowers or the Collateral, including any personal property or real property given by the Borrowers, or any related parties, to secure the Obligations; (iv) the Collateral, including any personal property or real property given by the Borrowers, or any related parties, to secure the Obligations; and (v) any other agreement or transaction between any Borrower and any Released Party; and (c) expressly covenants and agrees never to institute or cause to be instituted or continue prosecution of any suit or other form of action or proceeding of any kind or nature whatsoever against any Released Party by reason of or in connection with any of the foregoing matters, claims or causes action. This Section is a material and essential term of this Agreement and is to be construed as broadly as possible in the Released Parties’ favor.
[Remainder of Page Intentionally Left Blank – Signature Pages Follow]

BORROWERS:

SIFCO INDUSTRIES, INC.

By: _/s/_Thomas R Kubera___
    Tom Kubera
    Chief Financial Officer

T&W FORGE LLC

By: _/s/_Thomas R Kubera___
    Tom Kubera
    Treasurer

QUALITY ALUMINUM FORGE, LLC

By: _/s/_Thomas R Kubera___
    Tom Kubera
    Treasurer

Signature Page to Forbearance Agreement

Lender:

JPMORGAN CHASE BANK, N.A.

By:___/s/ Karson Malecky______________________
Name: Karson Malecky
Title: Authorized Officer